Exhibit 23.01

[Letterhead of Turlington and Company, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bank of the Carolinas Corporation

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-1 of Bank of the Carolinas Corporation (the “Company”) of our report dated March 26, 2014, except for Note 19 as to which the date is October 10, 2014, with respect to the 2013 and 2012 consolidated financial statements of the Company included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

October 10, 2014